Exhibit 99.1

Shuttle Pharmaceuticals to Present at the Emerging Growth Conference on December 7, 2023

Webcasted presentation to take place at 10:15am ET

ROCKVILLE, Md., Nov. 30, 2023 /PRNewswire/ — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH), a discovery and development stage specialty pharmaceutical company focused on improving the outcomes of cancer patients treated with radiation therapy (“RT”) (the “Company” or “Shuttle Pharmaceuticals”), today announced that its Chief Executive Officer, Dr. Anatoly Dritschilo, will be participating in the Emerging Growth Conference on December 7, 2023 (the “Conference”).

Dr. Dritschilo will conduct a presentation and subsequently open the floor to questions during the Conference. If you have any questions, please submit your questions in advance to Questions@EmergingGrowth.com.

Dr. Dritschilo’s presentation will be on Thursday, December 7th 2023 at 10:15 am ET. A webcast link of the presentation can be found on the investor relations page of the Company’s website or accessed HERE.

If attendees are not able to join the event live on the day of the Conference, an archived webcast will also be made available on EmergingGrowth.com and on the Emerging Growth YouTube Channel, http://www.YouTube.com/EmergingGrowthConference.

Dr. Dritschilo will also host one-on-one investor meetings after the Conference. To request a virtual one-on-one meeting with Dr. Dritschilo and the Company’s management team, please contact your respective Emerging Growth Conference representative or email the Company’s investor relations team at SHPH@lythampartners.com.

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharmaceuticals is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (“RT”). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit our website at www.shuttlepharma.com.

Shuttle Pharmaceuticals

Anatoly Dritschilo, M.D., CEO

240-403-4212

info@shuttlepharma.com

Investor Contacts

Lytham Partners, LLC

Robert Blum

602-889-9700

shph@lythampartners.com